Exhibit 99.1

 for release: April 29, 2009

Sealed Air Corporation 200 Riverfront Boulevard Elmwood Park, NJ 07407

Contact: Amanda Butler                201-791-7600

SEALED AIR REPORTS FIRST QUARTER 2009 RESULTS

Operating Profit Exceeded Prior Year

Generated Free Cash Flow of $160 Million

ELMWOOD PARK, N.J., Wednesday, April 29, 2009 — Sealed Air Corporation (NYSE:SEE) reported first quarter 2009 diluted net earnings per common share of $0.32, which includes a charge of $0.01 per common share related to the global manufacturing strategy (GMS) and restructuring and other charges.  This compares with diluted earnings per share of $0.33 in the first quarter of 2008, which includes a charge of $0.02 per common share related to GMS.  Excluding this charge, first quarter 2009 diluted earnings per share would have been $0.33, compared with first quarter 2008 diluted earnings per share of $0.35.

Commenting on the Company’s operating performance, William V. Hickey, President and Chief Executive Officer, stated:

“Our results reflected our ability to return margins to more normalized levels even in an environment of weakening volumes.  We realized benefits from lower input costs and our previously implemented cost reduction and productivity program.  During the quarter, our entire organization continued to focus on controlling expenses and improving productivity while advancing our growth programs and delivering excellent service to our customers.  As a result, we increased our gross profit margin over the prior year by 300 basis points and improved our operating margin by 220 basis points.  Additionally, we generated solid free cash flow, which positions us with total available cash and committed liquidity of over $1 billion.”

First Quarter Financial Highlights

•                  Net sales decreased 16% to $988 million in the quarter, compared with $1.18 billion in 2008.  The decrease in net sales primarily resulted from a $139 million reduction in unit volumes principally in Protective Packaging and a $102 million unfavorable effect of foreign currency exchange, which was partially offset by a $49 million favorable effect of product price/mix primarily in Food Packaging.  Excluding the unfavorable effect of foreign currency translation, net sales would have decreased 7%.

•                  Cost of sales decreased $170 million, or $91 million excluding a favorable effect of foreign currency translation. This decrease resulted primarily from the impact of lower unit volumes and approximately $50 million in lower average petrochemical-based raw material costs.  Benefits from GMS and the 2008 productivity program helped to offset the impact of lower unit volumes.

•                  Marketing, administrative and development expenses decreased $20 million, or $8 million excluding a favorable effect of foreign currency translation. This decrease reflects tight control of expenses and savings from the 2008 cost reduction and productivity program.

•                  Operating profit increased to $120 million, or 12.1% of net sales.  This is compared with $117 million, or 9.9% of net sales, for the first quarter of 2008.

Business Segment Review

Food Packaging Segment

Food Packaging’s first quarter net sales decreased 9% to $424 million compared with $468 million last year.  Excluding an unfavorable effect of foreign currency translation, segment net sales would have increased 1%.

This increase in net sales primarily reflects favorable product price/mix in North America and Latin America.  This increase was partially offset by a decrease in unit volumes primarily in the United States due to a decline in meat production in the quarter and in Brazil due to both credit constraints facing meat processors and, to a lesser extent, a decline in EU imports of Brazilian beef.

Operating profit was $59 million in the quarter, or 13.8% of Food Packaging net sales, compared with $56 million, or 12.0% of net sales, in 2008.  The increase in operating profit was due to favorable product price/mix and, to a lesser extent, lower average petrochemical-based raw material costs, which were partially offset by the decline in unit volumes mentioned above.

Food Solutions Segment

Food Solutions’ first quarter net sales decreased 13% to $205 million compared with $236 million last year.  Excluding an unfavorable effect of foreign currency translation, segment net sales would have decreased 3%.

This decline in net sales primarily reflects a decline in unit volumes in Europe due to reduced meat consumption attributable to economic conditions and a decline in unit volumes in North America due to the residual effect of the previously announced change in a packaging format.  The decline was partially offset by the positive impact of product price/mix across all regions.

Operating profit was $22 million in the quarter, or 11.0% of Food Solutions net sales, compared with $17 million, or 7.2% of net sales, in 2008.  The increase in operating profit was primarily due to lower average petrochemical-based raw material costs and, to a lesser extent, favorable product price/mix, which were partially offset by the decline in unit volumes mentioned above.

Protective Packaging Segment

Protective Packaging’s first quarter net sales decreased 25% to $280 million compared with $373 million last year.  Excluding an unfavorable effect of foreign currency translation, segment net sales would have decreased 19%.

This decline in net sales was primarily due to lower unit volumes in North America and Europe, which reflected continuing weakness in economic conditions in those regions.  The decline was partially offset by the positive impact of product price/mix in Latin America and the Asia-Pacific region.

Operating profit was $34 million in the quarter, or 12.2% of Protective Packaging net sales, compared with $41 million, or 11.1% of net sales, in 2008.  The decrease in operating profit was primarily due to the decline in volumes, partially offset by lower average petrochemical-based raw material costs and, to a lesser extent, favorable product price/mix.

Other Category

Other category’s first quarter net sales decreased 21% to $79 million compared with $101 million last year.  Excluding an unfavorable effect of foreign currency translation, Other net sales would have decreased 16%.

This decline in net sales was primarily due to lower unit volumes in North America and Europe in the Specialty Materials business, which reflected weakening economic conditions in those regions.  This decline was partially offset by the positive impact of product price/mix in North America in the Specialty Materials business.

Operating profit was $4 million in the quarter, or 5.3% of Other net sales, compared with $4 million, or 4.2% of net sales, in 2008.

Global Manufacturing Strategy (GMS)

Operating expenses related to the implementation of this program were $3 million in the first quarter of 2009, primarily recorded as cost of sales.  This compares to $2 million in 2008.

The program is expected to provide an incremental benefit of approximately $20 million for the full year in 2009, bringing the total benefits related to this program to approximately $45 million in 2009.

Other Matters

In 2009 the Company reached an agreement to settle the MPERS lawsuit, subject to documentation and court approval.  The agreement provides for payment of $20 million, which will be fully funded by the Company’s insurance carriers.

2009 Outlook and Earnings Guidance

Commenting on the Company’s outlook, Mr. Hickey stated:

“We continue to anticipate ongoing weak global economic conditions through at least the third quarter and have assumed a slow recovery starting at the end of the year and into 2010.  While the economy remains unpredictable, we believe we’ve seen a leveling off of inventory de-stocking in our protective packaging business, but remain cautious about any near term rise in global manufacturing rates.  We do anticipate a seasonal increase in meat demand over the summer months in our food businesses.

We will remain focused on improving our operating profit and cash flow from operations through the continued benefits of our productivity programs, supply chain initiatives and our management of product price/mix.  Our efforts will ultimately result in a more efficient and agile organization that is well positioned to accelerate sustainable growth once conditions improve.”

The expected full year 2009 diluted earnings per share continues to be in the range of $1.17 to $1.37.  This includes charges of $20 million net of taxes, or $0.08 per diluted share, expected to be incurred relating to GMS.  Excluding these charges, the full year 2009 diluted earnings per share guidance is expected to be in the range of $1.25 to $1.45.  This guidance includes updated assumptions of a mid-single digit percent decline in unit volume growth, which reflects expectations for lower unit volumes in Protective Packaging and Specialty Materials, as well as the benefit of lower operating expenses at approximately 16% of sales.  All other assumptions outlined in the fourth quarter earnings release under the 2009 outlook and earnings guidance section have not changed.

Web Site and Conference Call Information

Mr. Hickey and David H. Kelsey, the Company’s Chief Financial Officer, will conduct an investor conference call today at 11:00 a.m. (ET).  The conference call will be webcast live on Sealed Air’s web site at www.sealedair.com in the Investor Information section under the Presentations & Events tab.  Listeners should go to the web site prior to the call to register and to download and install any necessary audio software.  Prior to the call, the Company will also post supplemental financial and statistical information, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures on its web site in the Investor Information section under the Quarterly Results tab.  A replay of the webcast will also be available on the Company’s web site.

Investors who cannot access the webcast may listen to the conference call live via telephone by dialing (877) 719-9801 (domestic) or (719) 325-4840 (international).  Telephonic replay will be available beginning today at 2:00 p.m. (ET) and ending on Wednesday, May 6, 2009 at 11:59 p.m. (ET).  To listen to the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and use the confirmation code 7749013.

Business

Sealed Air is a leading global innovator and manufacturer of a wide range of packaging and performance-based materials and equipment systems that serve an array of food, industrial, medical, and consumer applications.  Operating in 52 countries, Sealed Air’s international reach generated revenue of $4.8 billion in 2008.  With widely recognized brands such as Bubble Wrap® brand cushioning, Jiffy® protective mailers, Instapak® foam-in-place systems and Cryovac® packaging technology, Sealed Air continues to identify new trends, foster new markets, and deliver innovative solutions to its customers.  For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.

Non-U.S. GAAP Information

In addition to disclosing results and guidance determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, management from time to time presents information that does not conform to U.S. GAAP.  In this press release, Sealed Air has presented financial measures that exclude items that are included in U.S. GAAP calculations of such measures.  This release sets forth:  diluted earnings per share and 2009 earnings guidance excluding charges related to GMS and restructuring and other charges; and sets forth net sales, cost of sales, and marketing, administrative and development expenses excluding foreign currency translation effects.  Presenting results and guidance excluding the items indicated in this press release aids in the comparisons with other periods or prior guidance.  Diluted earnings per share, changes in net sales, and measures of expense control, adjusted to eliminate the effects of specified items that would otherwise be included under U.S. GAAP, are among the criteria upon which the Company may determine performance-based compensation.  The Company’s management generally uses changes in net sales and cost of sales excluding the effects of foreign currency translation in measuring the performance of the Company’s operations.  Thus, management believes that this information may be useful to investors.  Also, see the supplementary information provided regarding free cash flow, a non-U.S. GAAP measure.

Forward-Looking Statements

Some of the statements in this press release are forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “estimates,” “expects,” “plans,” “should,” “will” and similar expressions.  The following are important factors that the Company believes could cause actual results to differ materially from those in the Company’s forward-looking statements:  general economic conditions; changes in raw material and energy costs; credit availability and pricing; conditions in the markets that the Company serves; the success of the Company’s business strategies and programs; the effects of animal and food-related health issues; foreign exchange rates; and legal proceedings.  A more extensive list and description of these and other such factors can be found under the headings “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.

SEALED AIR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In millions, except per common share data)

	Three Months Ended March 31,		%
	2009	2008	Change
Net sales:
Food Packaging	$424.0	$468.3	(9)
Food Solutions	205.2	235.7	(13)
Protective Packaging	280.1	372.9	(25)
Other	79.2	100.5	(21)
Total net sales	988.5	1,177.4	(16)

Cost of sales	702.8	872.3	(19)

Gross profit	285.7	305.1	(6)
As a % of total net sales	28.9%	25.9%

Marketing, administrative and development expenses	166.2	186.4	(11)
As a % of total net sales	16.8%	15.8%

Restructuring and other (credits) charges	(0.4)	2.0	#

Operating profit	119.9	116.7	3
As a % of total net sales	12.1%	9.9%

Interest expense	(34.9)	(35.4)	(1)

Other (expense) income, net	(3.4)	0.2	#

Earnings before income tax provision	81.6	81.5	—

Income tax provision	23.5	20.7	14

Net earnings available to common stockholders	$58.1	$60.8	(4)
As a % of total net sales	5.9%	5.2%

Net earnings per common share: (1)
Basic	$0.37	$0.38

Diluted	$0.32	$0.33

Weighted average number of common shares outstanding: (1)
Basic	156.7	159.7

Diluted	187.9	190.5

# Denotes a change equal to or greater than 100%

NM Not Meaningful

(1) See Supplementary Information included in this release for the reconciliation of the basic and diluted earnings per common share computations.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

CALCULATION OF NET EARNINGS PER COMMON SHARE (1)

(Unaudited)

(In millions, except per common share data)

	Three Months Ended March 31,
	2009	2008
Basic Net Earnings Per Common Share:
Numerator
Net earnings available to common stockholders	$58.1	$60.8
Distributed and allocated undistributed net earnings to non-vested restricted stockholders	(0.5)	(0.5)
Distributed and allocated undistributed net earnings to common stockholders	57.6	60.3
Distributed net earnings - dividends paid to common stockholders	(18.9)	(19.2)
Allocation of undistributed net earnings to common stockholders	$38.7	$41.1

Denominator
Weighted average number of common shares outstanding - basic	156.7	159.7

Basic net earnings per common share:
Distributed net earnings to common stockholders	$0.12	$0.12
Allocated undistributed net earnings to common stockholders	0.25	0.26
Basic net earnings per common share	$0.37	$0.38

Diluted Net Earnings Per Common Share:
Numerator
Distributed and allocated undistributed net earnings to common stockholders	$57.6	$60.3
Add: Allocated undistributed net earnings to non-vested restricted stockholders	0.3	0.3
Interest on 3% Convertible Senior Notes, net of income taxes	2.0	2.0
Less: Undistributed net earnings reallocated to non-vested restricted stockholders	(0.3)	(0.3)
Net earnings available to common stockholders - diluted	$59.6	$62.3

Denominator
Weighted average number of common shares outstanding - basic	156.7	159.7
Effect of assumed issuance of Settlement agreement shares	18.0	18.0
Effect of non-vested restricted stock units	0.2	0.1
Effect of conversion of 3% Convertible Senior Notes	13.0	12.7
Weighted average number of common shares outstanding - diluted (2)	187.9	190.5

Diluted net earnings per common share	$0.32	$0.33

(1) On January 1, 2009, the Company adopted the provisions of FASB Staff Position No. Emerging Issues Task Force (“EITF”) 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” In accordance with the adoption of this FSP, the Company’s non-vested restricted stock issued under its 2005 Contingent Stock Plan are considered participating securities since these securities have non-forfeitable rights to dividends when the Company declares a dividend during the contractual period of the share-based payment award. Since the non-vested restricted stock is considered a participating security, the Company is required under SFAS No. 128, “Earnings per Share,” to use the two-class method in its computation of basic and diluted net earnings per common share. The calculations of basic and diluted net earnings per common share for 2008 have been adjusted to reflect the adoption of this FSP and did not have a material impact on the calculations.

When calculating diluted net earnings per common share, the more dilutive effect of applying either of the following is presented: (a) the two-class method assuming that the participating security is not exercised or converted, or, (b) the treasury stock method for the participating security.  The Company’s diluted net earnings per common share above was calculated using the two-class method since such method was more dilutive.

(2) Provides for the following items if their inclusion is dilutive: (1) the effect of assumed issuance of 18 million shares of common stock reserved for the Settlement agreement, 2) the effect of conversion of the Company’s 3% Convertible Senior Notes due June 2033 due to the application of EITF No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share” and 3) the effect of non-vested restricted stock units using the treasury stock method.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

RECONCILIATION OF DILUTED NET EARNINGS PER COMMON SHARE (1)

(Unaudited)

	Three Months Ended March 31,
	2009	2008

U.S. GAAP diluted net earnings per common share	$0.32	$0.33

Net earnings effect resulting from the following: (2)

Global manufacturing strategy and restructuring and other charges (3)	0.01	0.02

Adjusted diluted net earnings per common share	$0.33	$0.35

(1) Presenting diluted net earnings per common share excluding the items noted above aids in the comparisons with other periods or prior guidance and thus management believes that this information may be useful to investors.  Diluted net earnings per common share excluding these items is among the criteria upon which performance-based compensation may be determined.

(2) Net of income taxes.

(3) Represents charges associated with the implementation of the Company’s global manufacturing strategy, primarily for the Company’s Food Packaging segment.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

BUSINESS SEGMENT INFORMATION AND CAPITAL EXPENDITURES (1)

(Unaudited)

(In millions)

BUSINESS SEGMENT INFORMATION:

	Three Months Ended March 31,
	2009	2008
Operating profit:
Food Packaging	$58.6	$56.2

As a % of Food Packaging net sales	13.8%	12.0%

Food Solutions	22.5	16.9

As a % of Food Solutions net sales	11.0%	7.2%

Protective Packaging	34.2	41.4

As a % of Protective Packaging net sales	12.2%	11.1%

Other	4.2	4.2

As a % of Other net sales	5.3%	4.2%

Total segments and other	119.5	118.7

As a % of Total net sales	12.1%	10.1%

Restructuring and other (credits) charges	(0.4)	2.0

Total	$119.9	$116.7

As a % of total net sales	12.1%	9.9%

Depreciation and amortization:
Food Packaging	$20.2	$17.8
Food Solutions	8.8	8.0
Protective Packaging	10.6	14.6
Other	4.9	4.3
Total	$44.5	$44.7

	Three Months Ended March 31,
	2009	2008

CAPITAL EXPENDITURES	$24.4	$40.5

(1) The 2009 amounts presented are subject to change prior to the filing of the Company’s upcoming Quarterly Report on Form 10-Q.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)

	March 31, 2009(1)	December 31, 2008

Assets
Current assets:
Cash and cash equivalents	$426.2	$128.9
Receivables, net	637.9	682.8
Inventories	549.0	564.3
Other current assets	295.4	296.7
Total current assets	1,908.5	1,672.7
Property and equipment, net	1,009.7	1,051.4
Goodwill	1,932.6	1,938.1
Non-current investments—available-for-sale securities	10.7	10.7
Other assets, net	319.4	313.1
Total assets	$5,180.9	$4,986.0

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$36.1	$37.6
Current portion of long-term debt	150.3	151.5
Accounts payable	216.4	277.2
Settlement agreement and related accrued interest	717.6	707.8
Other current liabilities	416.4	448.1
Total current liabilities	1,536.8	1,622.2
Long-term debt, less current portion	1,589.6	1,289.9
Other liabilities	134.3	148.3
Total liabilities	3,260.7	3,060.4
Total parent company stockholders’ equity	1,918.1	1,924.6
Noncontrolling interest	2.1	1.0
Total stockholders’ equity	1,920.2	1,925.6
Total liabilities and stockholders’ equity	$5,180.9	$4,986.0

(1) The amounts presented are subject to change prior to the filing of the Company’s upcoming Quarterly Report on Form 10-Q.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

FREE CASH FLOW(1)

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2009	2008

Net earnings available to common stockholders	$58.1	$60.8
Net earnings effect resulting from the following (2)

Global manufacturing strategy and restructuring and other charges	2.2	3.7

Adjusted net earnings	$60.3	$64.5

Add: Depreciation and amortization	44.5	44.7

Less: Capital expenditures	(24.4)	(40.5)

Changes in working capital items:
Receivables, net (3)	44.9	(6.4)

Repayment of the Company’s Accounts Receivable Securitization Program included in receivables, net	80.0	—

Inventories(3)	15.3	(60.7)

Accounts payable(3)	(60.8)	(2.6)

Free Cash Flow	$159.8	$(1.0)

(1) Free Cash Flow does not purport to represent net earnings or net cash provided by operating activities as those terms are defined under U.S. GAAP and should not be considered as an alternative to such measurements or as an indicator of the Company’s performance under U.S. GAAP.  The Company’s calculation of free cash flow may not be comparable with similarly-titled measures used by other companies.  Free cash flow is among the various indicators used by the Company’s management to measure the performance of the Company’s operations and aids in the comparisons with other periods and thus the Company’s management believes such information may be useful to investors.

(2) Net of income taxes.

(3) Includes the impact of foreign currency translation